EXHIBIT 10.28
Gilead Sciences, Inc. Corporate Annual Incentive Plan

Amended and Restated Effective as of January 1, 2020

This Gilead Sciences, Inc. Corporate Annual Incentive Plan (the “Plan”), formerly known as the Gilead Sciences Corporate Bonus Plan, has been established by Gilead Sciences, Inc. (“Gilead”) and the participating subsidiaries of Gilead, as determined by the Plan Administrator (as defined below) from time to time, with the following plan objectives:

•	to provide a link between compensation and performance;

•	to motivate participants to achieve individual and corporate performance goals and metrics; and

•	to enable Gilead and each participating subsidiary to attract and retain high quality employees. References in the Plan to the “Company” mean Gilead and each of the participating subsidiaries.

SECTION 1.        ADMINISTRATION

(a)Authority of Plan Administrator. The Compensation Committee (the “Committee”) of Gilead’s Board of Directors shall have full power and authority to administer and interpret the Plan, including, without limitation, the power to: (i) prescribe, amend, and rescind rules and procedures relating to the Plan and to define terms not otherwise defined herein; (ii) establish the corporate performance goals and metrics (and the relative weightings thereof) for any performance year, certify the level at which those goals and metrics are attained for such performance year, and determine the amount to be paid to participants pursuant to incentive awards; (iii) determine which employees qualify as Participants (as herein defined) in the Plan, including with respect to employees who commence employment after the beginning of the performance year or whose service terminates before the end of the performance year, and which Participants shall be paid under the Plan; (iv) determine whether, to what extent, and under what circumstances incentive awards granted hereunder may be forfeited or suspended, or any forfeiture provided for under the Plan waived; (v) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any incentive award granted under the Plan in the manner and to the extent that it shall determine appropriate; (vi) adjust or modify the calculation of a performance goal or metric for a performance year so as to avoid unanticipated consequences or address unanticipated events; and (vii) make all determinations necessary and advisable in administering the Plan and the incentive awards granted under the Plan.

(b)Delegations. The Committee hereby delegates to the Chief Executive Officer of Gilead (the “CEO”) full power and authority to administer and interpret the Plan and any incentive awards granted under the Plan with respect to any Nonexecutive Participant (as defined below), and references to the “Plan Administrator” as used herein shall be deemed to refer to the Committee and, with respect to any Nonexecutive Participants, to include the CEO. For all purposes under the Plan, a “Nonexecutive Participant” is a Participant who at the time of action by the CEO is at the level of Senior Vice President (or any equivalent position at a participating subsidiary) or below and who is neither subject to Section 16 of or a “named executive officer” under the Securities Exchange Act of 1934, as amended. The Committee hereby delegates to and authorizes the head of Human Resources and his or her agents to assist in the day- to-day administration of the Plan, to communicate the terms of the Plan and incentive awards to Participants, and to determine the treatment (including any proration) of awards for Nonexecutive Participants who take any leave of absence, join the Company after the beginning of a performance year, terminate employment with the Company prior to the payment date with respect to any award, change job grades or geographic work location, or have a similar change in status during a performance year. Notwithstanding the delegations in this paragraph, the Committee shall retain full authority to act and make any determinations under the Plan.

(c)Administrative Determinations. The Plan Administrator may establish a performance period that covers a period other than a fiscal year, and any reference in the Plan to a performance year shall refer to such performance period. Section headings are provided for administrative convenience and shall not restrict the Plan Administrator’s interpretive authority. The determinations of the Plan Administrator with respect to the Plan and incentive awards granted under the Plan will be final, binding, and conclusive on all interested parties.

SECTION 2.        ELIGIBILITY

Unless otherwise determined by the Plan Administrator, all Company employees (each, a “Participant”) are eligible to participate in the Plan for each performance year the Plan remains in effect, except that:

•	Sales employees, who are eligible to participate in incentive plans tailored to their positions, are not eligible for the Plan.

•
Any individual who (a) is not on the Company’s payroll and for any reason deemed to be a Company employee, or (b) is not classified by the Company as a Company employee (but, for example, is classified as an “independent contractor”) and, for that reason, the Company has not withheld employment taxes with respect to that individual, even in the event that the individual is determined retroactively to have been a Company employee during all or any portion of that period.

•	Employees whose initial hire date is in November or December of a performance year.

Except as otherwise determined by the Plan Administrator, in its sole discretion, an employee who joins the Company before November of a performance year (i.e., January 1 to October 31) may be eligible for a prorated incentive award, based on his or her length of service that year. The incentive award target for an employee who changes job grades or geographic work location during a performance year shall be based on the grade or geographic work location incentive award target(s), and any proration of such amounts, as shall be determined by the Plan Administrator in its sole discretion.

SECTION 3.    AWARD DETERMINATION

(a)Performance Goals and Metrics. Payment of incentive awards will be based on the attainment of corporate and individual performance goals and metrics. The Plan Administrator will establish in writing and generally within 90 days of the beginning of the performance year, the corporate performance goals and/or metrics, and the relative weightings of each, for such performance year, which may vary for different Participants or categories of Participants, including on the basis of title or pay grade, the business unit or employing entity where a Participant works, or geographic location. The Plan Administrator may establish threshold corporate performance level(s) that must be achieved in order for any payout with respect to the corporate performance goal(s) and metric(s) to occur. Except as otherwise determined by the Plan Administrator, individual performance will be evaluated based on achievement of goals and metrics as reflected in the Participant’s written performance goals and metrics for the performance year.

(b)Target Awards for Participants. The target incentive award for each Participant will be determined by the Plan Administrator in its sole discretion for each Participant, which may vary for different Participants or categories of Participants, including on the basis of title or pay grade, the business unit or employing entity where a Participant works, or geographic location, and communicated to Participants in such manner as the Plan Administrator determines appropriate. The CEO may amend the target incentive award for one or more titles or pay grades, business units or employing entities, or geographic locations for Nonexecutive Participants (or approve new target incentive award tables) from time to time, in his or her sole discretion, with or without advance notice to the affected Nonexecutive Participants.

(c)Award Determination. Actual amounts payable under incentive awards can range from zero (0) to two hundred percent (200%) of target, with such payout range subject to modification from time to time by the Plan Administrator in its sole discretion. Final amounts payable to Participants under incentive awards will be determined based on the level at which any individual performance goals and metrics are achieved and the level at which the applicable corporate performance goals and metrics are achieved, subject to the conditions described in this Section 3(c). Notwithstanding the foregoing, the Plan Administrator has the discretionary authority to reduce the actual amount payable under an incentive award to any one or more Participants below the amount otherwise determined for the attained level of the performance goal(s) or metric(s) for the performance period. The determinations of the Plan Administrator will be final, binding and conclusive on all interested parties.

(i)Subject to Section 11 below, following the completion of the performance year, the Plan Administrator will determine the extent to which corporate performance goals and metrics have been met, and certify the achievement level of such goals and metrics, including the achievement of any threshold corporate performance level(s) that the Plan Administrator had established as a condition for such corporate performance component payout to occur.

(ii)The Plan Administrator has the sole discretion in determining whether and the extent to which a Participant’s individual performance goals and metrics have been achieved, as evaluated through the Company’s annual review process. The Plan

Administrator may establish a threshold individual performance level for each Participant, and, if so established, a Participant must receive an individual performance factor recommendation of at least such individual performance level to be eligible for any individual performance component payout to occur.

SECTION 4.     PAYMENT

Subject to Section 11 below, incentive award payments, if any, will be paid to Participants promptly following the final incentive amount determination, provided that, except as specified in Section 5 or otherwise determined by the Plan Administrator, a Participant must be actively employed by the Company on the incentive award payment date in order to receive any amount pursuant to such incentive award for the applicable performance year. The Company shall withhold from the incentive award payment and/or otherwise collect from each Participant all employment, income, and other taxes and amounts that it determines are required or appropriate. Employees who have elected to participate in the Company’s Employee Stock Purchase Plan and/or retirement plan (if applicable) will be deemed to have expressly consented to having the applicable funds withheld from their incentive award payment as contributions to such plans. The Plan Administrator, in its sole discretion, may permit a Participant to defer payment of an incentive award, subject to such rules and procedures as shall be determined by the Plan Administrator and in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”).

SECTION 5.     TERMINATION OF EMPLOYMENT

(a)Employment Requirement. Unless waived by the Plan Administrator or provided otherwise under the terms of an applicable severance plan or a then-effective written agreement between the Participant and the Company, a Participant whose employment with the Company terminates prior to the incentive award payment date will not be eligible for or entitled to receive his or her incentive award payment for the performance year, including any separation from service on account of the employee’s resignation or termination by the Company with or without cause, except that the forgoing shall not apply in the case of separation on account of (i) permanent site closure or a significant reduction in force, or (ii) death or Disability. In addition, unless waived by the Committee, any Participant who gives notice of his intent to terminate prior to the incentive award payment date will not be eligible for or entitled to receive his or her incentive award payment for the performance year.

(b)Permanent Site Closure or Significant Reduction in Force. Should a Participant’s employment terminate prior to the incentive award payment date for a particular performance year by reason of (i) the permanent closure or shutdown of an entire site, facility, business unit, or other established organizational unit, department, or functional center (each hereby designated an “Organizational Unit”) in or at which such individual is employed, provided such termination occurs on or after the date such closure or shutdown is first communicated to the individuals employed at such Organizational Unit, or (ii) a significant reduction in force affecting the Organizational Unit in or at which such individual is employed, then the following amount will be paid under the Plan to such Participant following the completion of the applicable performance year pursuant to the provisions set forth under Section 4 above or on such earlier date (including in the year of termination) as the Plan Administrator shall determine: an amount tied to his or her target incentive award amount for the performance year based on target level attainment of all applicable corporate performance and individual performance components of that incentive award, but pro-rated to reflect his or her actual period of employment during that performance year.

(c)Pro-rated Payment Provisions. For purposes of applying the pro-rated payment provisions of Section 5(b):

(i)a “significant reduction in force” will be deemed to occur at the Organizational Unit in or at which the Participant is employed if both of the following conditions are met: (A) there are multiple individuals employed in or at such Organizational Unit, and (B) the lesser of (x) fifty (50) individuals or (y) fifteen percent (15%) or more of the total number of individuals employed on a full-time basis in or at such Organizational Unit are unilaterally terminated by the Company other than for cause over any period of ninety (90) consecutive days or less, unless a longer or shorter period is otherwise specified by the Company at the time the reduction in force is first communicated to the affected employees.

(ii)A termination for “cause” will be deemed to occur if such termination occurs by reason of the individual’s (A) performance of any act, or failure to perform any act, in bad faith and to the detriment of the Company; (B) dishonesty, intentional misconduct, material violation of any applicable Company policy, or material breach of any agreement with the Company; (C) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; provided that the foregoing definition shall not apply if such term is expressly defined in a then- effective written agreement between the Participant and the Company, in which case the definition in such agreement shall apply, or in a merger, consolidation or other reorganization agreement approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction.

The determination of whether a particular site, facility, business unit or other established organizational unit, department or functional center constitutes an Organization Unit for purposes of the foregoing provisions shall be made by the Committee, the CEO, or the head of Human Resources, or his or her designated agent.

The Plan Administrator, in its sole discretion, may provide for an earlier payment date for any pro-rated incentive award payment that becomes payable to any involuntarily-terminated employee, provided that in any such case payment will be made no later than March 15th of the year following the performance year.

(d)Death or Disability. The following provisions shall apply in the event the Participant’s employment terminates prior to the payment date for his or her incentive award by reason of death or Disability:

(i)Should a Participant’s employment cease prior to the incentive award payment date by reason of his or her death, then the Participant’s designated beneficiary shall be paid an amount, in full satisfaction of the deceased Participant’s incentive award under the Plan, calculated as follows: an amount equal to one hundred percent of the deceased Participant’s target incentive award amount for the performance year based on target level of attainment of any applicable corporate performance and individual performance components of that incentive award. To the extent there is a valid universal beneficiary designation form for the deceased Participant on file with the Company at the time of his or her death, such Participant’s beneficiary shall be the person or persons designated as beneficiary therein; otherwise, such beneficiary shall be the Participant’s estate or otherwise determined according to local law and/or practice. Any incentive award payment to which such beneficiary becomes entitled on the basis of such calculations shall be payable no later than the incentive award payment date determined by the Company in accordance with the provisions set forth under Section 4 above or on such earlier date (including in the year of termination) as the Company may determine.

(ii)Should a Participant’s employment cease prior to the incentive award payment date by reason of Disability, then the Participant shall be paid an amount, in full satisfaction of the Disabled Participant’s incentive award under the Plan, calculated as follows: an amount equal to one hundred percent of the Participant’s target incentive award amount for the performance year based on target level of attainment of any applicable corporate performance and individual performance components of that incentive award. Any incentive award payment to which such Participant becomes entitled on the basis of such calculations shall be payable no later than the incentive award payment date determined by the Company in accordance with the provisions set forth under Section 4 above or on such earlier date (including in the year of termination) as the Company may determine. Subject to Section 11 below, “Disability” shall have the meaning established by the Plan Administrator.

SECTION 6.    AMENDMENT OR TERMINATION OF THE PLAN

The Committee reserves the right to interpret, modify, suspend or terminate the Plan at any time, with or without notice, as determined in its sole discretion.

SECTION 7.    NO RIGHTS TO EMPLOYMENT

The designation of an employee as a Participant will not give the employee any right to be retained in the employ of the Company or its affiliates and the ability of the Company and its affiliates to dismiss or discharge a Participant at any time and for any reason is specifically reserved notwithstanding the existence of the Plan.

SECTION 8.    UNFUNDED PLAN

No amounts awarded or accrued under the Plan will be funded, set aside or otherwise segregated prior to payment. The obligation to pay the incentive award amount granted hereunder will at all times be an unfunded and unsecured obligation of the participating entity employing the Participant at the time such incentive award becomes payable (or, if none, the participating entity most recently employing the Participant) (the “Paying Entity”). Participants shall have the status of general creditors and shall look solely to the general assets of the Paying Entity for the payment of their incentive awards.

SECTION 9.    NO ASSIGNMENT

No Participant will have the right to alienate, assign, encumber, hypothecate or pledge his or her interest in any award under the Plan, voluntarily or involuntarily, and any attempt to so dispose of any such interest will be void. During the lifetime of any Participant, payment of an incentive award under the Plan shall only be made to such Participant.

SECTION 10.    CLAWBACK/RECOUPMENT

Notwithstanding any other provision in this Plan to the contrary, any incentive award payment earned, paid or payable hereunder shall be and is subject to such reconciliation, reduction and recoupment as may be required or permitted pursuant to any law, government regulation, stock exchange listing requirement, or policy adopted by the Company.

SECTION 11.    SECTION 409A

To the extent applicable, it is intended that this Plan and any incentive awards granted hereunder comply with the requirements of Section 409A. Any provision that would cause the Plan or any incentive award granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A. Notwithstanding the provisions of Section 3(c) and Section 4 above, with respect to incentive awards granted to Participants subject to the provisions of the Code: (i) in no event except as provided in Section 5 above shall any incentive award granted for a particular performance calendar year be paid at any time earlier than the first business day of the succeeding calendar year or later than the last business day of that succeeding calendar year; and (ii) notwithstanding the provisions of Section 5(d)(ii), “Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

SECTION 12.    APPLICABLE LAW

To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.